SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2005

SLM CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	File No. 001-13251	52-2013874
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

12061 Bluemont Way, Reston, Virginia		20190
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (703) 810-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

At its meeting on January 27, 2005, the Compensation and Personnel Committee of the Board of Directors of SLM Corporation established a performance bonus plan for 2005 (the “2005 Bonus Plan”).  The 2005 Bonus Plan was established under the shareholder-approved SLM Corporation Incentive Plan, a copy of which is included in the Corporation’s April 8, 2004 proxy statement.

The Corporation’s Named Executive Officers, as well as other members of management, are eligible to participate in the 2005 Bonus Plan.  The maximum award that may be earned by any individual is the lesser of $5 million, an amount set forth in the SLM Corporation Incentive Plan, and 1 percent of the Corporation’s “core cash” net income for the year, however, the maximum bonus amount set for the Chief Executive Officer is 4 times his base salary.  The maximum bonus amount for other executive officers ranges from 3.5 to 2.5 of their base salaries.  The Compensation and Personnel Committee uses its discretion to make actual awards based on a common set of corporate goals and a personalized set of individual performance assessments.   Overall assessments are more weighted towards individual performance than corporate performance.

Corporate performance goals were set by the Compensation Committee after consideration of the 2005 business plan.  The goals are directly related to key components of the 2005 business plan, but are set at a higher level.  Thus, in order to achieve the corporate performance goals of the 2005 Bonus Plan, the 2005 business plan goals need to be exceeded.  Five separate performance goals were set and weighted to reflect their importance.  These corporate measures and their relative weighting in the overall performance score are as follows:

“Core cash” earnings per share growth	25%
Preferred channel loan origination volume growth	20%
Fee income growth	20%
Operating expense control	20%
Cost of funds for new debt issuances	15%

Individual performance goals vary by position and include goals set within various business units.

At least 40 percent of each executive officer’s annual bonus will be awarded in the form of SLM common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

By:	/s/ C.E. ANDREWS
	Name:	C.E. Andrews
	Title:	Executive Vice President, Accounting and Risk Management

Dated: February 2, 2005